Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEOPARD SUB II, LLC

a Delaware Limited Liability Company

April 11, 2012

LIMITED LIABILITY COMPANY AGREEMENT

OF

LEOPARD SUB II, LLC

a Delaware Limited Liability Company

This Limited Liability Company Agreement (this “Agreement”) of Leopard Sub II, LLC (the “Company”), dated effective as of April 11, 2012, is executed, agreed to and adopted, for good and valuable consideration, by Halcón Resources Corporation, a Delaware corporation, as the sole member hereof (the “Member”).

ARTICLE I

Formation of Limited Liability Company

Section 1.1 Formation. Subject to the provisions of this Agreement, the Member does hereby form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (such statute, as amended from time to time, or any successor statute or statutes thereto, being called the “Act”). Except as expressly provided herein to the contrary, the rights and obligations of the Member and the administration, dissolution and termination of the Company shall be governed by the Act.

Section 1.2 Name. The name of the Company is Leopard Sub II, LLC. All Company business shall be conducted in that name or such other names that comply with applicable law as the Managers may select from time to time.

Section 1.3 Purpose. The purpose for which the Company is organized is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

Section 1.4 Offices. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate of Formation of the Company (the “Certificate”) or as designated by the Managers in the manner provided by applicable law. The offices of the Company shall be at such places as the Managers may designate, which need not be in the State of Delaware.

Section 1.5 Term. The Company commenced on the date of filing of record of the Certificate by the Delaware Secretary of State and shall continue until terminated as provided in Article IX.

Section 1.6 No State-Law Partnership. The Company shall not be considered a partnership (including, without limitation, a limited partnership) or joint venture, and, in the event there is more than one Member, no Member shall be a partner or joint venturer of the other Member for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

Section 1.7 Title to Company Property. All assets and property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. All the Company’s assets and properties shall be recorded as the property of the Company on its books and records.

ARTICLE II

Definitions

Section 2.1 Defined Terms. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 2.1:

“Capital Contributions” shall mean for any Member at the particular time in question the aggregate of the dollar amounts of any cash or the fair market value of any property contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company.

“Company” shall mean Leopard Sub II, LLC, the Delaware limited liability company established pursuant to this Agreement.

“Fundamental Change” shall mean a transaction involving (i) the sale, lease, exchange or other disposition (other than by way of mortgage, pledge, deed of trust or trust indenture) of all or substantially all the Company’s property and assets (with or without goodwill) or (ii) a merger or consolidation in which the Company is not the surviving entity.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 and any comparable successor statute or statutes thereto, as amended from time to time.

“Majority” shall mean any number in excess of 50%.

“Manager” or “Managers” shall mean each of Floyd C. Wilson and Mark J. Mize, or persons selected as a Manager by the Member and serving as such in accordance with this Agreement.

“Membership Interest” shall mean the interest of a Member in the Company stated as a percentage, and for all Members aggregating 100%. The initial Membership Interest of the Member is set forth in Section 3.1.

“Treasury Regulations” (or any abbreviation thereof used in this Agreement) means temporary or final regulations promulgated under the Internal Revenue Code.

ARTICLE III

Member

Section 3.1 Member. The name and Membership Interest of the initial Member of the Company is as follows:

Membership
Member	Interest
Halcón Resources Corporation	100%

Section 3.2 Additional Members and Membership Interests . Additional persons may be admitted to the Company as Members and Membership Interests may be created and issued to such persons on such terms and conditions as the Member shall determine and as shall be reflected in an appropriate amendment to this Agreement which is approved by the Member.

Section 3.3 Liability of Member . No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company.

Section 3.4 Limitations on Member . Other than as specifically provided for in this Agreement or the Act, no Member shall: (i) be permitted to take part in the business or control of the business or affairs of the Company; (ii) have any voice in the management or operation of any Company property; or (iii) have the authority or power to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company.

ARTICLE IV

Capitalization

Section 4.1 Contributions . The Member may, from time to time, (i) make such contribution of cash or other property to the Company or (ii) loan funds to the Company, as the Member may determine in its sole and absolute discretion; provided, that the Member is under no obligation whatsoever, either express or implied, to make any such contribution or loan to the Company.

Section 4.2 Advances by Member . If the Company does not have sufficient cash to pay its obligations or is otherwise in need of working capital, the Member may agree to do so by advancing all or part of the needed funds to or on behalf of the Company. In the absence of any written agreement to the contrary, an advance described in this Section 4.2 shall constitute a loan from the Member to the Company and shall bear interest from the date of the advance until the date of payment at a rate per annum agreed to by the Managers and the Member and shall not constitute a part of such Member’s Capital Contribution.

Section 4.3 Withdrawal and Return of Capital Contribution . The Member shall not be entitled to (a) withdraw from the Company or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or as expressly provided for in this Agreement. No interest shall accrue on any Capital Contributions.

ARTICLE V

Allocations and Distributions

Section 5.1 Allocations of Profits and Losses . Except as may otherwise be required by applicable Treasury Regulations (including Treasury Regulations applicable to allocations attributable to Company indebtedness), all profits and losses and all related items of income, gain, loss, deduction, and credit of the Company shall be allocated, charged, or credited among the Member in proportion to its Membership Interest.

Section 5.2 Distributions . The Company may distribute funds to the Member at such times and in such amounts as a Majority of the Managers shall determine to be appropriate. Except as provided in Section 5.3, any such distributions shall be made to the Member in proportion to its Membership Interest.

Section 5.3 Liquidating Distributions . Distributions made in the course of liquidating the Company shall be made in accordance with Section 9.2.

ARTICLE VI

Management

Section 6.1 Management of the Company . Except to the extent otherwise provided for herein, the powers of the Company shall be exercised by and under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers of the Company by Majority approval. Notwithstanding the foregoing, the approval of the Member shall be required with respect to any of the following matters:

(a)	Approval of a Fundamental Change;

(b)	Admission of a new Member;

(c)	Dissolution of the Company; or

(d)	Amendment of the Certificate or this Agreement.

Section 6.2 Number and Qualifications of Managers.

(a) There shall be two Managers of the Company, which number may be increased or decreased from time to time by amendment to this Agreement. Floyd C. Wilson and Mark J. Mize shall be the initial Managers. If either Manager shall cease to serve as a Manager for any reason, including resignation, removal, death or disability, the resulting vacancy shall be filled as provided in Section 6.3.

(b) Each Manager (whether an initial or successor Manager) shall cease to be a Manager upon the earliest to occur of the following events: (i) such Manager shall resign as a Manager, by giving notice of such resignation to the Member; (ii) such Manager, if a natural person, shall die or become permanently disabled (whether physical or mental), or become bankrupt or insolvent; (iii) such Manager, if an entity, shall (A) dissolve (unless its business is continued without the commencement of liquidation or winding up) or (B) become bankrupt or insolvent; or (iv) such Manager is removed, with or without cause, by the affirmative vote of the Member.

Section 6.3 Filling of Vacancies . Any vacancy occurring in the position of Manager shall be filled by a person designated in writing by the Member.

Section 6.4 Managers’ Compensation . The Member shall have authority to determine, from time to time, the amount of compensation, if any, which shall be paid the Managers for their services. Nothing herein contained shall be construed to preclude either Manager from serving the Company in any other capacity and receiving proper compensation therefor.

Section 6.5 Liability of Managers . The Managers shall not be liable for the debts, liabilities, contracts or other obligations of the Company.

Section 6.6 Officers.

(a) The Managers may designate any person to serve as an officer of the Company. No officer need be a resident of the State of Delaware. Any such officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. Unless the Managers decides otherwise, if the title is one commonly used for officers of a corporation formed under the Delaware General Corporation Law (or any successor statute), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managers. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner provided in this Agreement. Any number of offices may be held by the same person.

(b) The officers of the Company as of the date hereof shall be as follows:

Name	Office
Floyd C. Wilson	President and Chief Executive Officer
Mark J. Mize	Executive Vice President and Chief Financial Officer
William T. Heller IV	Secretary

ARTICLE VII

Indemnification

Section 7.1 Elimination of Personal Liability of a Manager. To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, any person serving or that has served as a Manager (or director) of the Company (or any predecessor thereto) shall not be liable to the Company or its members for monetary damages for breach of fiduciary duty as a Manager (or director).

Section 7.2 Power to Indemnify in Actions, Suits or Proceedings. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”) by reason of the fact that he is or was an officer, director or Manager of the Company (or any predecessor thereto), or is or was serving at the request of the Company (or any predecessor thereto) as an officer, director or Manager of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (a “Covered Person”), against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such Covered Person in connection with such Proceeding, provided that (a) such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, (b) such Covered Person had no reasonable cause to believe his conduct was unlawful, or (c) with respect to any criminal action or Proceeding, such Covered Person had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful. In addition, the Company shall indemnify any Covered Person who was wholly successful, on the merits or otherwise, in the defense of any Proceeding to which such Covered Person was a party because such Covered Person is or was a Covered Person, against reasonable expenses (including attorneys’ fees) incurred by such Covered Person in connection with such Proceeding.

Section 7.3 Expenses Payable in Advance. Expenses incurred by a Covered Person in defending or investigating a threatened or pending Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an unsecured undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article VII.

Section 7.4 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or Managers or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in a Covered Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Section 7.2 shall be made to the fullest extent permitted by law but only if the Managers authorize such broader protection than set forth in the other provisions of this Article VII. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.2 but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

Section 7.5 Insurance. On such terms as the Managers approve, the Company may purchase and maintain insurance on behalf of any person who is or was a Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power or the obligation to indemnify the Covered Person against such liability under the provisions of this Article VII.

Section 7.6 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer, director or Manager and shall inure to the benefit of the heirs, executors and administrators of such a person and shall survive the liquidation of the Company. No amendment or repeal of the provisions of this Article VII which adversely affects the rights of any Covered Person under this Article VII with respect to the acts or omissions of such Covered Person at any time prior to such amendment or repeal shall apply to such Covered Person without the written consent of the Covered Person.

Section 7.7 Limitation on Indemnification. Notwithstanding anything else in this Agreement to the contrary, the Company shall not be obligated to indemnify any Covered Person for (i) any Proceeding initiated by such Covered Person against the Company unless that Proceeding was brought to enforce such Covered Person’s right to indemnification under this Article VII and, in such Proceeding, it is determined that such Covered Person is entitled to indemnification, (ii) any Proceeding brought by the Company against such Covered Person unless such Covered Person is found not to be liable to the Company or (iii) any Proceeding charging that the Covered Person derived an improper personal benefit, unless such Covered Person is found not to be liable on such basis.

Section 7.8 Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Managers, provide rights to indemnification and the advancement of expenses to employees and agents of the Company who are not Covered Persons similar to those conferred in this Article VII to officers, directors or Managers of the Company.

Section 7.9 Severability. The provisions of this Article VII are intended to comply with the Act. To the extent that any provision of this Article VII authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article VII.

ARTICLE VIII

Accounting and Tax Matters; Banking

Section 8.1 Books and Records. The Managers shall cause the Secretary of the Company to maintain books and records as required by and in accordance with the Act. Such books shall be kept at the principal office of the Company and shall be maintained in accordance with the terms of this Agreement. The fiscal year of the Company shall be the calendar year.

Section 8.2 Capital Accounts. At any time that there are two or more Members, an individual capital account (a “Capital Account”) shall be maintained by the Company for each Member to which shall be credited each Member’s Capital Contributions when made and each Member’s share of Company profits and against which shall be charged each Member’s share of Company losses and any distributions made to such Member. Each Capital Account shall be kept by the Managers in the manner required under Treasury Regulation section 1.704-1(b)(2)(iv).

Section 8.3 Tax Status. For federal income tax purposes, the Company shall be disregarded as an entity separate from the Member. In the event that additional entities or persons are admitted to the Company as Members, the Company shall thereupon be treated as a partnership for federal income tax purposes.

Section 8.4 Bank Accounts. The President and Chief Financial Officer of the Company, in the name and on behalf of the Company, are authorized to establish accounts with such financial institutions located in such cities and states as they, in their sole and absolute discretion, shall deem necessary or desirable, and that such accounts be established in accordance with and governed by the general rules and regulations of such financial institutions. The Managers shall approve and adopt any and all additional resolutions required by any such financial institution to facilitate the establishment of such accounts. The Secretary of the Company is authorized to certify to any such financial institution that the resolutions in the particular form required by such financial institution were duly adopted and approved by the Managers, and such officer shall retain a copy of such resolutions in the permanent records of the Company.

ARTICLE IX

Dissolution, Liquidation and Termination

Section 9.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a) The consent in writing of the Member.

(b) The adjudication of bankruptcy or insolvency of the Company or the assignment by the Company for the benefit of creditors.

(c) The occurrence of any other event that under the Act causes the dissolution of a limited liability company.

Section 9.2 Liquidation and Termination. Upon dissolution of the Company, a Majority of the Managers shall appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of Managers. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and operations through the end of the day on which the dissolution occurs or the final liquidation is completed, as appropriate.

(b) The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, all remaining assets shall be distributed to the Member. If there are two or more Members at such time, each Member’s Capital Account shall first be adjusted by (i) assuming the sale of all remaining assets of the Company for cash at their respective fair market values (as determined by an appraiser selected by the liquidator) as of the date of dissolution of the Company and (ii) debiting or crediting each Member’s Capital Account with its respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner such Capital Account would be debited or credited for gains or losses on actual sales of such assets. The liquidator shall then by payment of cash or property (valued as of the date of dissolution of the Company at its fair market value by the appraiser selected in the manner provided above) distribute to the Members such amounts as are required to pay the positive balances of their respective Capital Accounts. Such a distribution shall be in cash or in kind as determined by the liquidator.

(c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act, and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d) Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

(e) Upon completion of the distribution of Company assets as provided herein, the Company shall be terminated and the Managers shall cause the cancellation of the Company with the Delaware Secretary of State, and take such other actions as may be necessary to terminate the Company.

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 9.2 shall constitute a complete return to the Members of their respective Membership Interests and all Company property.

ARTICLE X

Amendments

The Certificate and this Agreement may be amended or repealed, or a new Certificate or Agreement may be adopted, only by a written instrument executed by the Member.

ARTICLE XI

Miscellaneous

Section 11.1 Notices. Except as otherwise expressly provided in this Agreement, all notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) in person, (b) by United States mail, (c) by fax, email or similar means (with signed confirmed copy to follow by mail in the same manner as prescribed by clause (b) above) or (d) by expedited delivery service (charges prepaid) with proof of delivery. The Company’s address for notice shall be the principal place of business of the Company. The Member’s address for notices shall be the principal place of business of the Member. For purposes of the foregoing, any notice required or permitted to be given shall be deemed to be delivered and given on the date actually delivered to the address specified in this Section 11.1.

Section 11.2 Partition. The Member hereby irrevocably waives for the term of the Company any right that the Member may have to maintain any action for partition with respect to the property of the Company.

Section 11.3 Entire Agreement. The Certificate and this Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the Company, whether oral or written.

Section 11.4 No Waiver. The failure of Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 11.5 No Third Party Beneficiaries. Except as contemplated in Article VII, nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.6 Binding Effect. This Agreement shall be binding on and inure to the benefit of the Member and its successors and permitted assigns.

Section 11.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 11.8 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned sole Member of the Company has executed this Agreement as of the date first set forth above.

MEMBER:

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman of the Board, President and
Chief Executive Officer

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

LEOPARD SUB II, LLC